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                   August 24, 2021

       Ethan Chuang
       Chief Executive Officer
       Adamant DRI Processing and Minerals Group
       6305 Hilltop Court
       Fort Lee, NJ 07024

                                                        Re: Adamant DRI
Processing and Minerals Group
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 29, 2021
                                                            File No. 0-49729

       Dear Mr. Chuang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Energy & Transportation
       cc:                                              Vincent J. McGill